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                                                             EXHIBIT 10.19

                              THE MUSICLAND GROUP
               1996 EXECUTIVE OFFICER SHORT TERM INCENTIVE PLAN


I.   PURPOSE

     The 1996 Executive Officer Short Term Incentive Plan (the "Plan") is designed to incent the Executive Officers of The Musicland Group, Inc. (the "Company") to extraordinary performance during a particularly critical period for the Company by allowing these officers to earn a special bonus based upon aggressive earnings targets for the Company.

II.  TERM

     This Plan covers the fourth quarter of 1996 (October 1 - December 31,
     1996) (the "Fourth Quarter") and the first quarter of 1997 (January 1 - March 31, 1997) (the "First Quarter").

III. ADMINISTRATION

     This Plan is administered by the Compensation Committee of the Company's Board of Directors (the "Compensation Committee").

IV.  PARTICIPATION

     Participation in this Plan is limited to those officers who were designated by the Board of Directors as the Executive Officers of the Company on October 28, 1996 (the "Participants").

V.   BONUS AWARDS

     Participants are eligible to earn an award for each quarter of the Plan period independently. If the threshold target for the quarter is met, participants will earn a bonus equal to 10% of their base salary. If the maximum target for the quarter is met or exceeded, participants will earn a bonus equal to 15% of their base salary. If Company performance falls between the threshold and maximum, the percentage of base salary earned will be interpolated between 10% and 15% on a straight line basis. Bonuses, if earned, will be paid out in a lump sum one week after the Company's books are closed for the applicable quarter.

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VI.   TARGET COMPANY PERFORMANCE LEVELS

      Target levels for Company performance will be based upon the Company's earnings (or loss) before interest, taxes, depreciation and amortization but after taking into account payment of bonuses under this Plan ("EBITDA"), as follows:

                              Threshold EBITDA      Maximum EBITDA
                              ----------------     ----------------
      Fourth Quarter             $70 million         $77.5 million

      First Quarter             ($5.5 million)       ($2.9 million)


VII.  PLAN CONDITIONS

      A. Generally, Participants must be employed by the Company on the last day of the applicable quarter to be eligible to receive an award for that quarter. Participants whose employment terminates prior to the end of a quarter may receive a pro-rated award for that quarter in the sole discretion of the Compensation Committee, taking into account the reason for termination and the Participant's contribution to the Company's performance for the quarter.

      B. This Plan doe not guarantee, explicitly or implicitly, the right to continued employment for Participants.

      C. Awards under this Plan will be pensionable earnings under the Company's defined benefit pension plan. Legislation in effect at the time the award is paid will govern how much of the award is pensionable or non-pensionable earnings. Awards will be included in pensionable earnings in the year they are paid.

      D. This Plan may be terminated or its provisions changed at any time by the Board of Directors.